As filed with the Securities and Exchange Commission on February 4, 2005.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALERIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2008280
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25825 Science Park Drive, Suite 400 Beachwood, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)

Aleris International, Inc. 2004 Equity Incentive Plan

(Full title of the plans)

Christopher R. Clegg, Esq.

Senior Vice President, General Counsel and Secretary

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122

(Name and address of agent for service)

(216) 910-3400

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.10 par value	1,100,000 shares	$15.81	$17,391,000	$2,046.92

(1)	Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required under the Aleris International, Inc. 2004 Equity Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which were filed by Aleris International, Inc., formerly known as IMCO Recycling Inc. (“Aleris”), with the Securities and Exchange Commission (the “Commission”), and any future filings made by Aleris with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

1. Annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 15, 2004 as amended by Form 10-K/A filed with the Commission on October 21, 2004;

2. Quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 10, 2004 as amended by Form 10-Q/A filed with the Commission on October 21, 2004;

3. Quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 9, 2004 as amended by Form 10-Q/A filed with the Commission on October 21, 2004;

4. Quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed with the Commission on November 9, 2004;

5. Current report on Form 8-K, dated April 14, 2004, filed with the Commission on April 14, 2004;

6. Current report on Form 8-K, dated April 30, 2004, filed with the Commission on April 30, 2004;

7. Current report on Form 8-K, dated June 16, 2004, filed with the Commission on June 18, 2004;

8. Current report on Form 8-K, dated May 26, 2004, filed with the Commission on July 20, 2004;

9. Current report on Form 8-K, dated October 1, 2004, filed with the Commission on October 6, 2004;

10. Current report on Form 8-K, dated October 6, 2004, filed with the Commission on October 12, 2004;

11. Current report on Form 8-K, dated October 13, 2004, filed with the Commission on October 19, 2004;

12. Current report on Form 8-K, dated October 21, 2004, filed with the Commission on October 21, 2004;

13. Current report on Form 8-K, dated October 29, 2004, filed with the Commission on October 29, 2004;

14. Current report on Form 8-K, dated November 2, 2004, filed with the Commission on November 3, 2004;

15. Current report on Form 8-K, dated November 4, 2004, filed with the Commission on November 8, 2004;

16. Current report on Form 8-K, dated November 8, 2004, filed with the Commission on November 14, 2004;

17. Current report on Form 8-K, dated December 8, 2004, filed with the Commission on December 14, 2004 as amended by Form 8-K/A filed with the Commission on February 4, 2005;

18. Current report on Form 8-K, dated January 20, 2005, filed with the Commission on January 25, 2005; and

19. The description of Aleris’ common stock, $.10 par value per share (the “Common Stock”), contained in Aleris’ current report on Form 8-K, filed with the SEC on February 4, 2005, as such may be amended from time to time.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 of the Delaware General Corporation Law also empowers Aleris to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Aleris against liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not Aleris would have the power to indemnify such person against such liability under the provisions of Section 145. The Aleris Bylaws provide that upon resolution passed by the Board of Directors, Aleris may purchase and maintain insurance on behalf of such persons.

Aleris’ Certificate of Incorporation contains a provision eliminating the personal liability of its directors to Aleris or its shareholders for monetary damages for breach of a director’s fiduciary duty of care to the extent permitted by the Delaware General Corporation Law. However, a director shall continue to be held personally liable for (i) a breach of the duty of loyalty, (ii) failure to act in good faith, (iii) engaging in intentional misconduct or knowingly violating a law, (iv) paying a dividend or approving a stock repurchase which was illegal under Delaware law, or (v) obtaining an improper personal benefit.

Aleris’ Bylaws provide for the mandatory indemnification of directors, officers, employees or agents of Aleris. The Bylaws generally follow the language of Section 145 of the Delaware General Corporation Law. Aleris generally has the power to indemnify its current and former directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the company, indemnification is limited to expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or good suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed, to the best interests of the company. However, indemnification is not available if such person is adjudged to be liable to Aleris unless the court determines that indemnification is appropriate. The Bylaws expressly provide that the indemnification or advancement of expenses provided therein is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Bylaws provide for the payment of reasonable expenses incurred in connection with the defense of any such action, suit or proceeding in advance of the final disposition of the proceeding.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number		Description of Exhibit

4.1	—	Aleris International, Inc. 2004 Equity Incentive Plan (filed as Annex F to the prospectus contained in Aleris International, Inc.’s Registration Statement on Form S-4/A (No. 333-117548) filed November 4, 2004 and incorporated herein by reference)

4.2	—	Amendment to the Aleris International, Inc. 2004 Equity Incentive Plan

5.1	—	Opinion re: legality

23.1	—	Consent of Counsel (included in the opinion filed as Exhibit 5.1)

23.2	—	Consent of Ernst & Young LLP

24	—	Power of Attorney (included in the signature page II-4)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act, that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beachwood, State of Ohio on February 3, 2005.

ALERIS INTERNATIONAL INC.

/s/ Steven J. Demetriou
Steven J. Demetriou Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Michael D. Friday and Christopher R. Clegg, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement, and any or all amendments (including post-effective amendments) to said Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven J. Demetriou Steven J. Demetriou	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	February 3, 2005

/s/ Michael D. Friday Michael D. Friday	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 3, 2005

/s/ John E. Balkcom John E. Balkcom	Director	February 3, 2005

C. Frederick Fetterolf	Director

/s/ John E. Grimes John E. Grimes	Director	February 3, 2005

Dale V. Kesler	Director

Larry E. Kittelberger	Director

/s/ Paul E. Lego Paul E. Lego	Director	February 3, 2005

/s/ John E. Merow John E. Merow	Director	February 3, 2005

/s/ Hugh G. Robinson Hugh G. Robinson	Director	February 3, 2005

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

4.1	—	Aleris International, Inc. 2004 Equity Incentive Plan (filed as Annex F to the prospectus contained in Aleris International, Inc.’s Registration Statement on Form S-4/A (No. 333-117548) filed November 4, 2004 and incorporated herein by reference)

4.2	—	Amendment to the Aleris International, Inc. 2004 Equity Incentive Plan

5.1	—	Opinion re: legality

23.1	—	Consent of Counsel (included in the opinion filed as Exhibit 5.1)

23.2	—	Consent of Ernst & Young LLP

24	—	Power of Attorney (included in the signature page II-4)